Exhibit 4.3

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 700,000,000 shares of common stock, par value $0.01 per share, and 70,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders. There are no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. If there is a liquidation, dissolution, or winding up of our Company, holders of our common stock would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any outstanding preferred stock.

Holders of our common stock do not have any preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our Sixth Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), our Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law (the “DGCL”) and by our Certificate of Incorporation, to issue up to 70,000,000 shares of preferred stock in one or more series without further action by the holders of our common stock. Our Board of Directors has the discretion, subject to limitations prescribed by the DGCL and by our Certificate of Incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. We have no current plans to issue any shares of preferred stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Sixth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of the DGCL and our Certificate of Incorporation and amended and restated bylaws (our “Bylaws”) could make it more difficult to acquire SelectQuote by means of a tender offer, proxy contest, or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, may discourage certain types of coercive takeover practices and takeover bids that our Board of Directors may consider inadequate and may encourage persons seeking to acquire control of the Company to first negotiate with our Board of Directors. SelectQuote believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

As a Delaware corporation, SelectQuote is subject to Section 203 of the DGCL regarding corporate takeovers. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless:

•prior to the date of the transaction, our Board of Directors has approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•on or subsequent to such time the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

In this context, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of our outstanding voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of our outstanding voting shares. We have not elected to “opt out” of Section 203. However, subject to certain restrictions, we may elect to “opt out” of Section 203 by an amendment to our Certificate of Incorporation or Bylaws.

Classified Board

Our Certificate of Incorporation and Bylaws provide that our Board of Directors be divided into three classes, each of which is composed initially of two or three directors. The directors designated as Class I directors have terms expiring at the annual meeting of stockholders to be held in 2023. The directors designated as Class II directors have terms expiring at the annual meeting of stockholders to be held in 2024, and the directors designated as Class III directors have terms expiring at the annual meeting of stockholders to be held in 2022. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for that class expires and, thereafter, will serve for an additional term of three years, subject to their earlier resignation or removal. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Under the classified board provisions, it may take two elections of directors for any individual or group to gain control of our Board of Directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer, or otherwise attempting to gain control of SelectQuote.

Removal of Directors

Our Certificate of Incorporation provides that our stockholders may remove our directors only for cause, by an affirmative vote of holders of at least a majority of the voting power of the then-outstanding shares of voting stock.

Amendments to Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that it may be amended or altered in any manner provided by the DGCL. Our Bylaws may be adopted, amended, altered, or repealed by stockholders upon the approval of at least two-thirds of the voting power of all of the then-outstanding shares of stock entitled to vote at an election of directors. Additionally, our Certificate of Incorporation and Bylaws provide that our Bylaws may be adopted, amended, altered, or repealed by the Board of Directors.

Size of Board and Vacancies

Our Certificate of Incorporation and Bylaws provide that the number of directors on our Board of Directors is fixed exclusively by our Board of Directors. Any vacancies on our Board of Directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office, or other cause will be filled by a majority of the Board of Directors then in office, whether or not less than a quorum. Our Certificate of Incorporation and Bylaws provide that any director appointed to fill a vacancy on our Board of Directors will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she been appointed expires and until such director’s successor shall have been duly elected and qualified.

Special Stockholder Meetings

Our Bylaws provide that only the chairman of the Board of Directors, the chief executive officer, or an officer acting at the request of a majority of the members of the Board of Directors pursuant to a resolution approved by the Board of the Directors may call special meetings of SelectQuote stockholders. Stockholders may not call special stockholder meetings.

Stockholder Action by Written Consent

Our Certificate of Incorporation prohibits the right of our stockholders to act by written consent. From and after the effectiveness of our Certificate of Incorporation, stockholder action must take place at the annual or a special meeting of SelectQuote stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, as well as minimum qualification requirements for stockholders making the proposals or nominations. Additionally, our Bylaws require that candidates nominated by stockholders for election as director disclose their qualifications and make certain representations, including that (a) they are not a party to any undisclosed voting commitment, any voting commitment that could interfere with their ability to fulfill their fiduciary duties as a director of SelectQuote, should they be elected, or any undisclosed agreement pursuant to which they would receive compensation, reimbursement or indemnification in connection with their service as a director of SelectQuote, (b) they will be in compliance, should they be elected, with the Company’s corporate governance guidelines and the Company’s conflict of interest, confidentiality, and stock ownership and trading policies, and (c) they will abide by the procedures for the election of directors in our Bylaws.

No Cumulative Voting

The DGCL provides that stockholders do not have the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.

Undesignated Preferred Stock

The authority our Board of Directors possesses to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of SelectQuote through a merger, tender offer, proxy contest, or otherwise by making such attempts costlier or more difficult. Our Board of Directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Corporate Opportunities

Our Certificate of Incorporation provides that, to the fullest extent permitted by law, we have, on behalf of ourselves, our stockholders, and any of our and their respective affiliates, renounced any interest or expectancy in, or in being notified of or offered an opportunity to participate in, any business opportunity that may be presented to our directors that are not our employees or to any of their affiliates, partners, or other representatives, and that no such person has any duty to communicate or offer such business opportunity to us or any of our affiliates or stockholders or shall be liable to us or any of our affiliates or stockholders for breach of any duty, as a director or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person, or fails to present such business opportunity, or information regarding such business opportunity, to us or any of our affiliates or stockholders, unless, in the case of any such person who is a director of the Company, such business opportunity is expressly offered to such director solely in his or her capacity as a director of the Company.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Elimination of Liability of Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and our Certificate of Incorporation includes such an exculpation provision. Our Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. While our Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate this duty. Accordingly, our Certificate of Incorporation has no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions of our Certificate of Incorporation described above apply to an officer of SelectQuote only if he or she is a director of SelectQuote and is acting in his or her capacity as director, and does not apply to officers of SelectQuote who are not directors.

Indemnification of Directors, Officers and Employees

Our Certificate of Incorporation and Bylaws require us to indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of SelectQuote, or is or was serving at the request of SelectQuote as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by SelectQuote, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of SelectQuote, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We are authorized under our Certificate of Incorporation and Bylaws to purchase and maintain insurance to protect SelectQuote and any current or former director, officer, employee or agent of SelectQuote or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not SelectQuote would have the power to indemnify such person against such expense, liability or loss under the DGCL.

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements provide that we will indemnify each indemnitee to the fullest extent permitted by the DGCL from and against all loss and liability suffered and expenses, judgments, fines and amounts paid in settlement incurred in connection with defending, investigating or settling any threatened, pending, or completed action, suit or proceeding related to the indemnitee’s service with the Company. Additionally, we agree to advance to the indemnitee expenses incurred in connection therewith.

The limitation of liability and indemnification provisions in these indemnification agreements and our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in our common stock may be adversely affected to the extent we pay the costs of settlement and damage awards under these indemnification provisions.

Exclusive Forum

Our Certificate of Incorporation provides that, unless the Board of Directors otherwise determines, the state courts located within the State of Delaware or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of SelectQuote, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of SelectQuote to SelectQuote or our stockholders, any action asserting a claim against SelectQuote or any director or officer of SelectQuote arising pursuant to any provision of the DGCL or Certificate of Incorporation or Bylaws, or any action asserting a claim against SelectQuote or any director or officer of SelectQuote governed by the internal affairs doctrine. Under our Certificate of Incorporation, to the fullest extent permitted by law, this exclusive forum provision will apply to all actions asserting covered Delaware state law claims, including any other claims, such as federal securities law claims, that a stockholder chooses to bring in the same action. This exclusive forum provision does not apply to actions that do not assert any covered Delaware state law claims, such as, for example, any action asserting solely federal securities law claims.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions, and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of SelectQuote by means of a proxy contest, tender offer, merger, or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our shares of common stock are listed on the New York Stock Exchange under the symbol “SLQT”.